EXHIBIT 99.1




                   CAVALIER ELIMINATES ITS QUARTERLY DIVIDEND


ADDISON, Ala. (October 24, 2000) - Cavalier Homes, Inc. (NYSE - CAV) today announced that its Board of Directors has eliminated the Company's quarterly dividend. The Board had already reduced the quarterly rate, cutting it in July to one cent ($0.01) per share from four cents ($0.04) per share.

         Commenting on the announcement, Barry Donnell, Chairman of Cavalier Homes, said, "Considering the well-publicized competitive conditions that continue to prevail in our industry, and the pressure they place on our operations and liquidity, we believe it is necessary to take this conservative step to preserve our cash resources as we work to bring our costs more in line with current sales trends. We believe Cavalier continues to have a solid balance sheet, but we also recognize the industry downturn that has persisted for more than a year shows few signs of abating as we move into the seasonally slower winter months. Our goal is to weather this downturn in a way that will position the Company to grow as industry conditions improve, and we believe conserving cash is a prudent step in this direction."

         Cavalier Homes, Inc. and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services to retail purchasers of manufactured homes sold through its exclusive dealer network.

         With the exception of historical information, the statements made in this press release, including those containing the words "intends," "anticipates," "expects," "plans," "believes," and words of similar import, and those relating to industry trends and conditions and the Company's future payment of dividends, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 1999, under the headings "Item 1. Business-Risk Factors" and "'Safe Harbor' Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission, and in the other documents filed by Cavalier with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.